PERRIN, HOLDEN & DAVENPORT CAPITAL CORP.
                      5 Hanover Square, New York, NY 10004
                    Tel: (212) 269-3500 / Fax: (212) 269-3087






December 23, 2002

Bruce Galton
President & CEO
Senesco Technologies, Inc.
303 George Street
Suite 420
New Brunswick, NJ 08901


Re: Financial Services Advisory Agreement


Dear Bruce,


Under the terms and conditions of this agreement, Senesco Technologies, Inc. (the Company) agrees to engage Perrin, Holden & Davenport Capital (specifically, Chet Dubov) to perform various investment services for the Company for a period of six-months under our Financial Services Advisory Program. The following sets forth the terms and conditions upon which Senesco Technologies, Inc. has agreed to engage PHDC and PHDC has agreed to be engaged.


Within the framework of this agreement PHDC (specifically, Chet Dubov) will provide the following services:
        o Introduce the Company to Institutional Investors: to receive strong institutional awareness and sponsorship.
        o Introduce the Company to Healthcare Analyst: to provide research coverage.
        o  Advise  the  Company on strategies relating  to investors in order to leverage the Company's ability to gain on-going investor confidence.
        o  Provide  the institutional investment community with periodic updates on the Company.
        o Introduce the Company to publications in order to receive media coverage.
        o If necessary, act as the Company's Non-exclusive Placement Agent, upon such terms as may be agreed between the parties, for any future funding requirements. It is understood by PHDC that Stanford Financial Group has a right of first refusal to act the exclusive managing agent as to Senesco's next equity placement.

This agreement will commence on February 1, 2002 and be in affect for a period of 6 months and is renewable if mutually agreed by both parties. For providing the above services, Senesco Technologies, Inc. agrees to pay PHDC a monthly retainer of $5000.00 payable on the first of each month. Either party may terminate this agreement upon thirty days written notice. It is specifically understood by the parties that if one party shall duly exercise its right of termination, neither party shall be entitled to any compensation or claim for goodwill or other loss, cost or expense which either of them may suffer or claim to have suffered by reason of termination of this agreement.

PHDC understands that it may receive confidential and or material non-public information from the Company and PHDC agrees to maintain such information in confidence and not to trade on such information. This requirement shall survive termination of the agreement.

By providing these services my goal is to continue assisting Senesco Technologies gain the visibility it so well deserves. I believe the Company has a great future and the public should be made aware of the huge potential of your technology. It has been a pleasure working with you and John. I look forward to the future together so that I may contribute to Senesco's success in the attainment of its goals.


Please acknowledge this agreement by signing at the base of this letter.



Sincerely,                                      Agreed and Accepted:

Perrin, Holden & Davenport                      Senesco Technologies, Inc.
Capital Corp.



By: /s/ Chet Dubov                              By: /s/ Bruce Galton
   -----------------------------                   -----------------------------
   Chet Dubov                                      Bruce Galton
   Senior Investment Banking Specialist            President & CEO